                                                               EXHIBIT NO. 23.2



                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Key Energy Group, Inc.

We consent to incorporation by reference in the registration statement (No. 333-24497) on Form S-3 of Key Energy Group, Inc. of our report dated September 13, 1996, relating to the consolidated balance sheets of Key Energy Group, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996 annual report on Form 10-K of Key Energy Group, Inc.


                                                KPMG PEAT MARWICK LLP


Midland, Texas
June 4, 1997